Docusign Envelope ID: C18C2546-9768-497A-9F07-5A10D11213B3

December 2, 2025

James Laws

409 20th Street, Unit A Huntington Beach, CA 92648

Dear James,

I am pleased to offer you the position of Chief Operating Officer at Montrose Environmental Group reporting to our CEO Vijay Manthripragada.

We look forward to having you start on January 19, 2026.

Base Salary: Your compensation will be $525,000.00 per annum, paid in semi-monthly installments, minus applicable taxes and deductions.

Short Term Incentive Plan: You are eligible to participate in the Annual Incentive Plan at a target bonus of 100% of your base salary. The incentive plan contains business performance goals that are the basis for actual payment and, if any, it is scheduled to be paid during Q1 of the year succeeding the year in which it is earned. Your first year of eligibility for our short-term incentive is 2026 with any warranted payout in March 2027.

Long Term Incentive Plan: You will be eligible to participate in executive long-term incentive plans that are implemented by our Compensation Committee and Board from time to time. Our 2027 LTIP for the Executive Leadership Team is in development and will be rolled out later in 2026.

One-Time RSU Grant: You will receive a one-time Restricted Stock Units award in March 2026 in the amount of $500,000 which will vest equally over a 3-year basis in March of 2027, 2028, and 2029.

Employee Benefits Package: You will be eligible to participate in our medical, dental, vision, life and disability programs on the first of the month following your date of hire, as described in the Benefits Guide enclosed, so starting on February 1, 2026 with your January 19, 2026 date of hire.

401(k) Plan: You are eligible to participate in our 401(k) on the first of the month following 90 days of service. We match 100% of the first 3% and 50% of the next 2% of eligible earnings you contribute to the

401(K). Our matching contributions fully vest upon completion of two years of service.

Routine Time Off and Sick Leave: You are eligible to take Routine Time Off and Sick Time. You will be eligible for paid time off for rest and relaxation, vacation travel and other personal and family needs. You will be eligible for 7 days of paid sick leave per year, prorated for the calendar year based on hire date. This paid time off is subject to written policy and your leader’s approval.

Docusign Envelope ID: C18C2546-9768-497A-9F07-5A10D11213B3

This employment offer is contingent on your satisfactory completion of the pre-employment background checks and drug screening as required to perform job requirements, and provision of evidence of eligibility to work in the U.S.

This position is an at-will position at the mutual consent of both parties, meaning that you or Montrose may terminate the employment relationship with or without cause at any time.

Privacy: Note that we will be collecting, using and disclosing personal employee information about you for the purposes of establishing and managing your employment relationship with us in accordance with applicable law and our company privacy policy. By accepting this offer of employment, you hereby consent to such collection, use or disclosure.

We look forward to you joining our team! In the meantime, if you have any questions, please do not hesitate to contact me at kagill@montrose-env.com or my mobile below.

Best Regards,

Kevin Gill

SVP, Human Resources 910-233-3372

1/14/2026